Exhibit 10.8

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective as of                      (the “Effective Date”), by and between Franz Hefti (“Executive”) and Prevail Therapeutics Inc. (the “Company”).

Executive has been employed by the Company as its Chief Development Officer pursuant to an offer letter with the Company dated February 26, 2018 (the “Prior Agreement”).

The Company desires to continue to employ Executive and, in connection therewith, to compensate Executive for Executive’s personal services to the Company; and

Executive wishes to continue to be employed by the Company and provide personal services to the Company in return for certain compensation.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1. EMPLOYMENT BY THE COMPANY.

1.1 At-Will Employment. Executive shall continue to be employed by the Company on an “at-will” basis, meaning either the Company or Executive may terminate Executive’s employment at any time, with or without Cause (as defined in Section 6.2(f) below), Good Reason (as defined in Section 6.2(e) below), or advance notice. Any contrary representations that may have been made to Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the Company on the “at-will” nature of Executive’s employment with the Company, which may be changed only in an express written agreement signed by Executive and a duly authorized officer of the Company. Executive’s rights to any salary or cash bonus following a termination shall be only as set forth in Section 6 or under any applicable benefit or equity plan.

1.2 Position. Subject to the terms set forth herein, the Company agrees to continue to employ Executive and Executive hereby accepts such continued employment. In addition, Executive shall continue to serve as Chief Development Officer. During the term of Executive’s employment with the Company, and excluding periods of vacation and sick leave to which Executive is entitled, Executive shall devote all business time and attention to the affairs of the Company necessary to discharge the responsibilities assigned hereunder, and shall use commercially reasonable efforts to perform faithfully and efficiently such responsibilities.

1.3 Duties. Executive will report to the Chief Executive Officer and will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position as Chief Development Officer, as shall reasonably be assigned to him by the Chief Executive Officer. Executive shall perform Executive’s duties under this Agreement principally out of the Company’s corporate headquarters in New York, New York, or such other location as assigned. In addition, Executive shall make such business trips to such places as may be reasonably necessary or advisable for the efficient operations of the Company.

1.4 Company Policies and Benefits. The employment relationship between the parties shall continue to be subject to the Company’s written personnel policies and procedures as they may be adopted, revised, or deleted from time to time in the Company’s sole discretion. Executive shall be expected to continue to comply with all applicable laws, regulations, rules, directives and other legal requirements of federal, state and other governmental and regulatory bodies having jurisdiction over the Company and of the professional bodies of which the Company is a member. During Executive’s employment with the Company, Executive continues to be required to maintain in good standing any licenses and certifications necessary for the performance of Executive’s duties for the Company. Executive will continue to be eligible to participate on the same basis as similarly-situated employees in the Company’s benefit plans in effect from time to time during Executive’s employment. Subject to the preceding sentence, the Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. COMPENSATION.

2.1 Salary. Executive shall receive an annualized base salary of $370,000, subject to review and adjustment from time to time by the Company in its sole discretion, payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices (the “Base Salary”).

2.2 Bonus.

(a) During Employment. Executive shall be eligible to earn an annual performance bonus (the “Annual Bonus”) with an annual target of 35% (the “Target Percentage”) of Executive’s then-current Base Salary (the “Target Bonus”). The Annual Bonus will be based upon the assessment by the Company’s Board of Directors (the “Board”) or a committee thereof of Executive’s performance and the Company’s attainment of targeted goals (as set by the Company and confirmed by the Board in its reasonable good faith discretion) over the applicable calendar year. The Annual Bonus, if any, will be subject to applicable payroll deductions and withholdings. No amount of any Annual Bonus is guaranteed at any time, and, except as otherwise stated in Sections 6.2(a)(iii) or 6.3(a)(iii), Executive must be an employee in good standing through the date the Annual Bonus is paid to be eligible to receive an Annual Bonus. No partial or prorated bonuses will be provided. Subject to Section 6.3(b) related to payments upon certain terminations of employment, any Annual Bonus, if earned, will be paid at the same time annual bonuses are generally paid to other similarly-situated employees of the Company. Executive’s eligibility for an Annual Bonus is subject to change in the discretion of the Board (or any authorized committee thereof).

(b) Upon Termination. Subject to the provisions of Section 6, in the event Executive leaves the employ of the Company for any reason prior to the date the Annual Bonus is paid, Executive is not eligible to earn such Annual Bonus, prorated or otherwise.

2.3 Future Equity Awards. Executive remains eligible to be considered for future equity awards as may be determined by the Board or a committee of the Board in its discretion in accordance with the terms of any applicable equity plan or arrangement that may be in effect from time to time.

2.4 Expense Reimbursement. The Company will reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

3. CONFIDENTIAL INFORMATION, INVENTIONS, NON-SOLICITATION AND NON-COMPETITION OBLIGATIONS. In connection with Executive’s continued employment with the Company, Executive will continue to receive and continue to have access to the Company’s confidential information and trade secrets. Accordingly, and in consideration of the benefits that Executive is eligible to receive under this Agreement, Executive agrees to sign the Company’s Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement (the “Confidential Information Agreement”), attached as Exhibit A, which contains restrictive covenants and prohibits unauthorized use or disclosure of the Company’s confidential information and trade secrets, among other obligations. The Confidential Information Agreement contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement and will supersede, prospectively only, the agreement that Executive previously signed relating to the same subject matter.

4. OUTSIDE ACTIVITIES. Except with the prior written consent of the Board, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation, or business enterprise that would interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit, and/or other charitable organization as Executive may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Executive’s position with the Company, (iii) reasonable time serving as trustee, director, or advisor to any family companies or trusts, or (iv) with prior written notice to the Board, reasonable time devoted to service as a member of the board of directors (or its equivalent in the case of a non-corporate entity) of a non-competing business; so long as the activities set forth in clauses (i), (ii), (iii), and (iv) do not interfere, individually or in the aggregate, with the performance of Executive’s duties for the Company, are not competitive with the business of the Company, will not otherwise result in Executive’s breach of the Confidential Information Agreement, or create a business or fiduciary conflict. This restriction shall not, however, preclude Executive from (x) owning less than one percent (1%) of the total outstanding shares of a publicly traded company, (y) managing Executive’s passive personal investments, or (z) employment or service in any capacity with Affiliates of the Company. As used in this Agreement, “Affiliates” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act of 1933, as amended. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

5. NO CONFLICT WITH EXISTING OBLIGATIONS. Executive represents that Executive’s performance of all the terms of this Agreement and continued service as an employee of the Company do not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith or with Executive’s duties to the Company.

6. TERMINATION OF EMPLOYMENT. The parties acknowledge that Executive’s employment relationship with the Company continues to be at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause (as defined below) or advance notice. The provisions in this Section govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

6.1 Termination by Virtue of Death or Disability of Executive.

(a) In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder and Executive’s employment shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies and applicable law, pay to Executive’s legal representatives the Accrued Obligations (as defined in Section 6.2(d) below) due to Executive.

(b) Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s Disability (as defined below). Termination by the Company of Executive’s employment based on “Disability” shall mean termination because Executive is unable due to a physical or mental condition to perform the essential functions of Executive’s position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive’s employment is terminated based on Executive’s Disability, Executive will be entitled to the Accrued Obligations due to Executive.

6.2 Termination by the Company or Resignation by Executive.

(a) The Company shall have the right to terminate Executive’s employment pursuant to this Section 6.2 at any time (subject to any applicable cure period stated in Section 6.2(f)) with or without Cause or advance notice, by giving notice as described in Section 7.1 of this Agreement. Likewise, Executive can resign from employment with or without Good Reason, by giving notice as described in Section 7.1 of this Agreement. Executive hereby agrees to comply with the additional notice requirements set forth in Section 6.2(e) below for any resignation for Good Reason. If Executive is terminated by the Company (with or without Cause) or resigns from employment with the Company (with or without Good Reason), then Executive shall be entitled to the Accrued Obligations (as defined below). In addition, if Executive is terminated without Cause or resigns for Good Reason, and provided that such termination constitutes a “separation from service”

(as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and further provided that Executive executes and allows to become effective a separation agreement that includes, among other terms, a general release of claims in favor of the Company and its Affiliates and representatives, substantially in the form attached hereto as Exhibit B (the “Separation Agreement”), as may be modified only to reflect changes in the law, and subject to Section 6.2(b) (the date that the general release of claims in the Separation Agreement becomes effective and may no longer be revoked by Executive is referred to as the “Release Date”), then Executive shall be eligible to receive the following severance benefits (collectively the “Non-CIC Severance Benefits”):

(i) An amount equal to twelve (12) months of Executive’s then current Base Salary, less standard payroll deductions and withholdings, paid in installments on the Company’s regular payroll dates;

(ii) Provided Executive or Executive’s covered dependents, as the case may be, timely elects continued coverage under COBRA under the Company’s group health plans following such termination, the portion of the COBRA premiums which is equal to the cost of the coverage that the Company was paying as of the date of termination, to continue Executive’s (and Executive’s covered dependents, as applicable) health insurance coverage in effect on the termination date until the earliest of: (1) twelve (12) months following the termination date; or (2) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (1) and (2), (the “COBRA Payment Period”)). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to 100% of the COBRA premium for such month, subject to applicable tax withholding, for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive Executive of Executive’s rights under COBRA or ERISA for benefits under plans and policies arising under Executive’s employment by the Company; and

(iii) If Executive is terminated pursuant to this Section 6.2 between January 1 and the payment date of the Target Bonus, the Company will pay a lump sum cash payment in an amount equal to the amount of the Target Bonus that Executive would have otherwise earned for performance in the calendar year preceding Executive’s termination (the “Bonus Severance”). The Bonus Severance will be subject to standard payroll deductions and withholdings and will be paid on the first payroll date after the 60th day following Executive’s date of termination, provided that Executive has delivered an effective Separation Agreement as of such date.

(b) Executive shall not receive the Non-CIC Severance Benefits pursuant to Section 6.2(a) unless Executive executes the Separation Agreement within the consideration period specified therein, which shall in no event be more than forty-five (45) days, and until the Separation Agreement becomes effective and can no longer be revoked by Executive under its terms.

Executive’s ability to receive benefits pursuant to Section 6.2(a) is further conditioned upon Executive: (i) returning all Company property; (ii) complying with Executive’s post-termination obligations under this Agreement and the Confidential Information Agreement; (iii) complying with the Separation Agreement, including without limitation any non-disparagement and confidentiality provisions contained therein; and (iv) resignation from any other positions Executive holds with the Company, effective no later than Executive’s date of termination (or such other date as requested by the Board).

(c) The Company will not make any payments to Executive with respect to any of the benefits pursuant to Section 6.2(a) prior to the 60th day following Executive’s date of termination. On the first payroll date after the 60th day following Executive’s date of termination, and provided that Executive has delivered an effective Separation Agreement, the Company will make the first payment to Executive under Section 6.2(a)(i) and, in a lump sum, an amount equal to the aggregate amount of payments that the Company would have paid Executive through such date had the payments commenced on Executive’s date of termination through such 60th day, with the balance of the payments paid thereafter on the schedule described above, subject to any delay in payment required by Section 6.6.

(d) For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid salary through the date of termination and, if required by applicable law and the Company’s applicable policy as of the time of termination, any accrued but unused vacation through the date of termination (both of which, for purpose of clarity, shall be paid in cash), (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan.

(e) For purposes of this Agreement, “Good Reason” means any of the following actions taken by the Company without Executive’s express prior written consent: (i) a material reduction by the Company of Executive’s Base Salary (other than in a broad based reduction similarly affecting all other members of the Company’s executive management); (ii) a material breach by the Company of this Agreement or any other material written agreement between Executive and the Company concerning the terms and conditions of Executive’s employment; (iii) the relocation of Executive’s principal place of employment, without Executive’s consent, to a place that increases Executive’s one-way commute by more than twenty-five (25) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation; or (iv) a material reduction in Executive’s duties, authority, or responsibilities for the Company relative to Executive’s duties, authority, or responsibilities in effect immediately prior to such reduction; provided, however, that, any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) Executive gives the Company written notice of Executive’s intent to terminate for Good Reason within thirty (30) days following Executive’s learning of the occurrence of the condition(s) that Executive believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) Executive voluntarily terminates Executive’s employment within thirty (30) days following the end of the Cure Period. For the avoidance of doubt, any change in Executive’s title or the entity structure of the Company, in each case, without a corresponding material reduction in Executive’s duties, authority, or responsibilities, in accordance with clause (iv) above, shall not constitute Good Reason.

(f) For purposes of this Agreement, “Cause” for termination shall mean that Executive has engaged in any of the following: (i) a material breach of any covenant or condition under this Agreement or any other material agreement between the parties; (ii) any act constituting dishonesty, fraud, immoral or disreputable conduct which is reasonably likely to cause harm (including reputational harm) to the Company; (iii) any conduct which constitutes a felony under applicable law; (iv) material violation of any Company policy, after the expiration of ten (10) days without cure after written notice of such violation to the extent such violation is curable; (v) refusal to follow or implement a clear, lawful and reasonable directive of Company after the expiration of ten (10) days without cure after written notice of such failure to the extent such failure is curable; (vi) gross negligence or incompetence in the performance of Executive’s duties after the expiration of ten (10) days without cure after written notice of such failure; or (vii) breach of fiduciary duty to the Company.

(g) The benefits provided to Executive pursuant to this Section 6.2 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy, or program.

(h) Any damages caused by the termination of Executive’s employment without Cause or for Good Reason would be difficult to ascertain; therefore, the Non-CIC Severance Benefits for which Executive is eligible pursuant to Section 6.2(a) above in exchange for the Separation Agreement is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

(i) If the Company terminates Executive’s employment for Cause, or Executive resigns from employment with the Company without Good Reason, regardless of whether or not such termination is in connection with a Change in Control (as defined in the Company’s 2019 Equity Incentive Plan), then Executive shall be entitled to the Accrued Obligations, but Executive will not receive the Non-CIC Severance Benefits, the CIC Severance Benefits, or any other severance compensation or benefit.

6.3 Resignation by Executive for Good Reason or Termination by the Company without Cause (in connection with a Change in Control).

(a) In the event that the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason within twelve (12) months following the effective date of a Change in Control (“Change in Control Termination Date”), then Executive shall be entitled to the Accrued Obligations and, subject to Executive’s compliance with Section 6.2(b) above, Executive shall be eligible to receive the following severance benefits (collectively the “CIC Severance Benefits”), subject to the terms and conditions set forth in Section 6.3(b):

(i) An amount equal to twelve (12) months of Executive’s then current Base Salary, less standard payroll deductions and withholdings, paid in installments on the Company’s regular payroll dates;

(ii) Provided Executive or Executive’s covered dependents, as the case may be, timely elects continued coverage under COBRA under the Company’s group health plans following such termination, the portion of the COBRA premiums which is equal to the cost of the coverage that the Company was paying as of the date of termination, to continue Executive’s (and Executive’s covered dependents, as applicable) health insurance coverage in effect on the termination date until the earliest of: (1) twelve (12) months following the termination date; or (2) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (1) and (2), (the “CIC COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the CIC COBRA Payment Period, a fully taxable cash payment equal to 100% of the COBRA premium for such month, subject to applicable tax withholding, for the remainder of the CIC COBRA Payment Period. Nothing in this Agreement shall deprive Executive of Executive’s rights under COBRA or ERISA for benefits under plans and policies arising under Executive’s employment by the Company;

(iii) A lump sum cash payment in an amount equal to the full Target Bonus for the year in which the termination occurs, subject to standard payroll deductions and withholdings, which will be paid on the first payroll date after the 60th day following Executive’s date of termination, provided that Executive has delivered an effective Separation Agreement as of such date; and

(iv) Effective as of Executive’s Change in Control Termination Date, the vesting and exercisability of all outstanding equity awards held by Executive immediately prior to the Change in Control Termination Date shall be accelerated in full.

(b) The Company will not make any payments to Executive with respect to any of the benefits pursuant to Section 6.3(a) prior to the 60th day following Executive’s date of termination. On the first payroll date after the 60th day following Executive’s date of termination, and provided that Executive has delivered an effective Separation Agreement, the Company will (i) make the first payment to Executive under Section 6.2(a)(i) and, in a lump sum, an amount equal to the aggregate amount of payments that the Company would have paid Executive through such date had the payments commenced on Executive’s date of termination through such 60th day, with the balance of the payments paid thereafter on the schedule described above; and (ii) make the lump sum payment specified in Section 6.3(a)(iii) that has not yet been made due to this Section 6.3(b), in the cases of (i) and (ii) subject to any delay in payment required by Section 6.6.

(c) The benefits provided to Executive pursuant to this Section 6.3 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy, or program.

(d) Any damages caused by the termination of Executive’s employment without Cause or for Good Reason in connection with a Change in Control would be difficult to ascertain; therefore, the CIC Severance Benefits for which Executive is eligible pursuant to Section 6.3(a) above in exchange for the Separation Agreement is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

6.4 Cooperation With the Company After Termination of Employment. Following termination of Executive’s employment for any reason, Executive shall reasonably cooperate with the Company in all matters relating to the winding up of Executive’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other executives as may be designated by the Company; provided, that the Company agrees that the Company (a) shall make reasonable efforts to minimize disruption of Executive’s other activities, and (b) shall reimburse Executive for all reasonable expenses incurred in connection with such cooperation.

6.5 Effect of Termination. Executive agrees that should Executive’s employment be terminated for any reason, Executive shall be deemed to have resigned from any and all positions with the Company, including, but not limited to, a position on the Board and all positions with any and all subsidiaries and Affiliates of the Company.

6.6 Application of Section 409A.

(a) It is intended that all of the compensation payable under this Agreement, to the greatest extent possible, either complies with the requirements of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) or satisfies one or more of the exemptions from the application of Section 409A, and this Agreement will be construed in a manner consistent with such intention, incorporating by reference all required definitions and payment terms.

(b) No severance payments will be made under this Agreement unless Executive’s termination of employment constitutes a Separation from Service. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

(c) To the extent that any severance payments are deferred compensation under Section 409A, and are not otherwise exempt from the application of Section 409A, then, to the extent required to comply with Section 409A, if the period during which Executive may consider and sign the Separation Agreement spans two calendar years, the severance payments will not begin until the second calendar year. If the Company determines that the severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A and if Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance will be delayed as follows: on the earlier to occur of (a) the date that is six months and one day after

Executive’s Separation from Service, and (b) the date of Executive’s death, the Company will: (i) pay to Executive a lump sum amount equal to the sum of the severance benefits that Executive would otherwise have received if the commencement of the payment of the severance benefits had not been delayed pursuant to this Section 6.6(c); and (ii) commence paying the balance of the severance benefits in accordance with the applicable payment schedule set forth in Sections 6.2 and 6.3. No interest shall be due on any amounts deferred pursuant to this Section 6.6(c).

(d) To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representation that compensation paid pursuant to the terms of this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.

6.7 Excise Tax Adjustment.

(a) If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b) Notwithstanding any provision of this Section 6.7 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c) Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 6.7. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

(d) If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 6.7(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 6.7(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 6.7(a), Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

7. GENERAL PROVISIONS.

7.1 Notices. Any notices required hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll or (if notice is given prior to Executive’s termination of employment) to Executive’s Company-issued email address, or at such other address as the Company or Executive may designate by ten (10) days’ advance written notice to the other.

7.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provisions had never been contained herein.

7.3 Waiver. If either party should waive any breach of any provisions of this Agreement, Executive or the Company shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.4 Complete Agreement. This Agreement (including Exhibit A), and any other separate agreement relating to equity awards constitute the entire agreement between Executive and the Company with regard to the subject matter hereof and supersede any prior oral discussions or written communications and agreements, including the Prior Agreement. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company.

7.5 Counterparts. This Agreement may be executed by electronic transmission and in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7 Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Executive’s estate upon Executive’s death.

7.8 Choice of Law. All questions concerning the construction, validity, and interpretation of this Agreement will be governed by the laws of the State of New York.

7.9 Resolution of Disputes. To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, or Executive’s employment, or the termination of Executive’s employment, including but not limited to all statutory claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in New York, New York by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules (at the following web address: https://www.jamsadr.com/rules-employment-arbitration/); provided, however, this arbitration provision shall not apply to sexual harassment claims to the extent prohibited by applicable law. A hard copy of the rules will be provided to Executive upon request. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this provision, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this Agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; (c) be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law; and (d) is authorized to award attorneys’ fees to the prevailing party. Subject to the foregoing sentence, Executive and the Company shall equally share all JAMS’ arbitration fees and each party is responsible for its own attorneys’ fees. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. To the extent applicable law prohibits mandatory arbitration of sexual harassment claims, in the event Executive intends to bring multiple claims, including a sexual harassment claim, the sexual harassment claim may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and year first written above.

PREVAIL THERAPEUTICS INC.

By:
Name:
Title:

EXECUTIVE:

Franz Hefti

Exhibit A

EMPLOYEE CONFIDENTIAL INFORMATION, INVENTIONS, NON-SOLICITATION AND NON-COMPETITION AGREEMENT

A-1

Exhibit B

Release Agreement

This Release Agreement (“Release” or “Agreement’) is made by and between Franz Hefti (“you”) and Prevail Therapeutics Inc. (the “Company”). A copy of this Release is an attachment to the Employment Agreement between the Company and you dated                  (the “Employment Agreement”). Capitalized terms not defined in this Agreement carry the definition found in the Employment Agreement.

1. Severance Payments; Other Payments.

a. In consideration for your execution, return and non-revocation of this Release on or after your last day of employment (the “Separation Date”), the Company will provide you with the [Non-CIC Severance Benefits/CIC Severance Benefits] described in Section [6.2(a)/6.3(a)] of the Employment Agreement (the “Severance Benefits”).

b. In addition, regardless of whether you sign this Agreement, the Company affirms that it will pay the following on the next regularly scheduled date on which payroll is run, or sooner if required by applicable law, as required under Section 6 of the Employment Agreement: to include payment of all salary, business expense reimbursements and other amounts due to employee that are not part of the severance.

2. Compliance with Section 409A. The Severance Benefits offered to you by the Company are payable in reliance on Treasury Regulation Section 1.409A-1(b)(9) and the short term deferral exemption in Treasury Regulation Section 1.409A-1(b)(4). For purposes of Code Section 409A, your right to receive any installment payments (whether pay in lieu of notice, Severance Benefits, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. All payments and benefits are subject to applicable withholdings and deductions.

3. Release. In exchange for the Severance Benefits and other consideration, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to my employment with the Company and separation therefrom, arising at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, vacation pay, the right to receive additional grants of stock, stock options or other ownership interests in the Company, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:

•	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•

has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the New York State Human Rights Law, the New York Equal Opportunity for Disabled Persons Act; the New York City Human Rights Law; the Employee Retirement Income Security Act; the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; and the National Labor Relations Act; and

•

has violated any statute, public policy or common law (including, but not limited to, Claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement you do not waive or release rights or Claims that may arise: (i) from events that occur after the date this Release is executed; (ii) that relate to a breach of this Agreement; (iii) that relate to any existing ownership interest in the Company as of the date this Release is executed; (iv) that relate to your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company that arise after this Release is executed; and (v) any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party.

4. Your Acknowledgments and Affirmations. You also acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. In addition, you acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your release and waiver herein does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have [twenty-one (21)/forty-five (45)] days to consider this Agreement (although you may choose to voluntarily sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke it; and (e) the Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth (8th) day after you sign this Agreement.

5. Return of Company Property. Within five (5) days following the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Please coordinate return of Company property with [                ]. Receipt of the Severance Benefits described in Section 1 of this Agreement is expressly conditioned upon return of all Company property.

6. Confidential Information, Non-Competition and Non-Solicitation Obligations. Both during and after your employment you acknowledge your continuing obligations under your Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement not to use or disclose any confidential or proprietary information of the Company and to comply with your post-employment non-competition and non-solicitation restrictions. The Company acknowledges that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

7. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor, and (c) you may disclose this Agreement insofar as such disclosure may be required by law. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

8. Non-Disparagement. You and the Company agree not to disparage each other, and the other’s attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you and the Company will respond accurately and folly to any question, inquiry or request for information when required by legal process. The Company’s obligations under this Section are limited to Company representatives with knowledge of this provision. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

9. Cooperation. You agree to reasonably cooperate with the Company in all matters relating to the winding up of your pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other executives as may be designated by the Company; provided, that the Company agrees that the Company (a) shall make reasonable efforts to minimize disruption of your other activities, and (b) shall reimburse you for all reasonable expenses incurred in connection with such cooperation.

10. No Admission. This Agreement does not constitute an admission by you or by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

11. Breach. You agree that upon any material breach .of this Agreement you will forfeit all amounts paid or owing to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 5, 6, 7 and 8 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breathing this Agreement.

12. Miscellaneous. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New York as applied to contracts made and to be performed entirely within the State of New York.

Prevail Therapeutics Inc.

By:
Name:
Title:

Franz Hefti